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                                                                   Exhibit 10.26

Mr Bob Stockman
President & CEO
Group Outcome LLC and
Chairman, REVA Medical, Inc.
47 Hulfish Street
Suite 210
Princeton, N.J. USA 08542

                                                                 1 December 2006

Dear Bob

LETTER OF APPOINTMENT - BOARD OF DIRECTORS

As discussed at our recent meeting, I am very pleased to confirm our offer of a position as a Non-Executive Director of HeartWare Limited ("HeartWare" or "the Company"). We trust the association will be mutually rewarding and we look forward to a long and successful relationship.

This letter sets out the terms of your directorship. It is agreed that this is a contract for services and is not a contract of employment.

APPOINTMENT

Your appointment to the Board of Directors is for no fixed term and is otherwise in accordance with the Company's Constitution. Accordingly, your appointed will need to be confirmed by shareholders at the Company's forthcoming Annual General Meeting that is presently scheduled for mid-May 2007.

TIME COMMITMENT

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role that is likely to be in the vicinity of about 1-2 days per month on average.

ROLE

The Board of Directors acts within a statutory framework - principally the Corporations Act and the ASX Listing Rules in Australia and the Securities Exchange Act in the United States of America - and also in accordance with the Constitution of HeartWare. Subject to this statutory framework, the Board has the authority and the responsibility to perform the functions, determine the policies and control the affairs of the Company.

The primary role of the Board is to provide effective governance over the affairs of HeartWare so that the interests of all stakeholders are protected.

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Your role will have a strong emphasis on leadership and strategic guidance for
HeartWare both in the short and long-term. Specifically, as a member of the Board of Directors you will:

     - provide guidance, assistance and advice to the Chief Executive Officer on the overall direction of HeartWare as a whole;

     -    provide input on HeartWare's strategic aims; and

     - endeavour to provide appropriate guidance on matters such as commercial opportunities, funding strategies, growth areas etc.

In addition to the above, you will assume the responsibilities of the role of Chairman of the Audit & Compliance Committee effective from notification of your appointment to the Australian Stock Exchange.

DIRECTORS FEE

As a director you will be entitled to directors' fees of A$80,000 per annum (excluding superannuation). We recognize that you have waived this fee so we shall not make payments to you. If at a later time, you determine you would like to begin receiving the fee to which you are entitled, please communicate this change of position to me in writing and we shall commence payments from that point forward.

In addition to the above, reasonable out-of-pocket expenses incurred in the course of carrying out your role will be reimbursed by the Company. Approval of the Chairman or Chief Executive Officer should be obtained before traveling interstate or overseas on behalf of the Company.

OUTSIDE INTERESTS

It is accepted and acknowledged that you have business interests other than those of HeartWare and have declared any conflicts that are apparent at present. In the event that you become aware of any conflicts of interest, these should be disclosed to the Chairman as soon as apparent.

CONFIDENTIALITY

All information acquired during your appointment is confidential to HeartWare and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the Chairman.

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently, you should avoid making any public statements that might risk a breach of these requirements without prior clearance from the Chairman. To this end, a copy of Guidance Note 8: Continuous Disclosure from the ASX Listing Rules is included for your information.

REVIEW PROCESS

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The performance of the Board of Directors is expected to be evaluated annually.
If, in the interim, there are any matters that cause you concern about your role you should discuss them with me as soon as is appropriate.

                                    * * * * *

It would be appreciated if you could complete, sign and return the attached consent in order to formalize your appointment.

The Board welcomes you as a member of the Board of Directors and trusts that the association will be one of mutual benefit, reward and enjoyment.

Yours sincerely


/s/ Rob Thomas
-------------------------------------
ROB THOMAS
CHAIRMAN

Encl: Consent to Act as a Director
      ASX Guidance Note 8

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                                HEARTWARE LIMITED
                               ABN 34 111 970 257
                                    (COMPANY)

                         CONSENT TO ACT AS DIRECTOR AND
                              STATUTORY INFORMATION

To: The Company
    Level 46
    2 Park Street
    SYDNEY NSW 2000

I consent to act as a director of the Company.

I am not disqualified by the constitution of the Company or the Corporations Act 2001 (Cth) from acting as a director of the Company.

The following particulars are supplied as required by the Corporations Act 2001
(Cth):

Full name: Robert M. Stockman

Former names: _______________________

Date of birth: ______________________

Place of birth: _____________________

Usual residential address: _____________________________________________________

As at the date of this consent I have the following direct or indirect interests in the Company or its controlled entities:

(a)  I directly hold or have interests in -0- ordinary shares in the Company.

(b) Parties related to or associated with me hold or have interests in -0-ordinary shares in the Company.


/s/ Bob Stockman                        06/12/2006
-------------------------------------   Date signed
Bob Stockman